EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (hereinafter referred to as the "Agreement") is made as of this 18th day of October, 1996, by and between Kiddie Academy International, Inc., a Delaware corporation (hereinafter referred to as the "Corporation"), and Angelo D. Bizzarro (hereinafter referred to as the "Employee").

     SECTION 1.     Employment.

          The Corporation hereby employs Employee as its Chief Executive Officer, and Employee accepts such employment, at the earliest possible "Commencement Date" (as hereinafter defined), subject to the supervision and direction of the Corporation's Board of Directors. The Corporation, together with its subsidiaries, currently operates and franchises child care centers and operates a school supply and equipment distribution business, but reserves the right to engage in any other lawful business.

     SECTION 2.     Term.

          2.1 Initial Term. Subject to the provisions respecting the termination of this Agreement set forth in Section 3 below, the "Initial Term" of this Agreement shall be for the three (3) year period beginning on the Commencement Date. The Commencement Date shall be the date immediately following the date on which the termination of Employee's current employment as Chief Executive Officer of Caterair International, Inc. becomes effective, which in no event shall occur more than one hundred twenty-five (125) days after the date on which this Agreement is fully executed by Employee and the Corporation, and ratified by the Corporation's Board of Directors. In the event the Commencement Date does not occur within such one hundred twenty-five (125) day period for any reason whatsoever, then this Agreement shall terminate automatically and be of no further force and effect, in which event neither Employee nor the Corporation shall have any further liability to the other hereunder.

          2.2 Renewal Terms. This Agreement may be extended for additional one (1) year terms (such one year terms being hereinafter referred to as the "Renewal Terms") immediately following the expiration of the Initial Term or the then current Renewal Term, as the case may be, provided that, prior to the expiration of the Initial Term or the applicable Renewal Term, the Corporation and Employee enter into a written agreement with respect to their mutual agreement to renew.

     SECTION 3.     Termination.

          3.1 Termination with Cause. This Agreement shall terminate upon the occurrence of one or more of the following conditions or events:

          (a) By mutual written consent of the Corporation and Employee;

          (b)  Upon the death of Employee;

          (c) Upon written notice by the Corporation to Employee in the event of the breach by the Employee of any of the material terms, provisions, representations or warranties of this Agreement;

          (d) Upon written notice by the Corporation to Employee in the event of the Employee's willful violation of specific written directions of the Corporation's Board of Directors, which violation shall continue for a period of thirty (30) days after Employee shall have first received written notice from the Board of Directors of the specific acts or omissions alleged to constitute such violation and the specific actions required to be taken by Employee to cure such violation;

          (e) Upon written notice by the Corporation to Employee in the event of the Employee's misconduct or neglect, misrepresentation or other similar action that is materially damaging or detrimental to the Corporation;

          (f) Upon written notice by the Corporation to Employee in the event of the Employee's commission of fraud, embezzlement or misappropriation; the Employee's conviction of a felony (or the entering of a plea of guilty or nolo contendere); or other action by the Employee involving moral turpitude which brings the Corporation into material public disrepute; or

          (g) Upon written notice by the Corporation to Employee if, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been unable to perform all of the Employee's duties hereunder by reason of illness or physical or mental disability or other similar incapacity, which inability shall continue for more than three (3) consecutive months or shall aggregate in the total three (3) months within any twelve (12) month period.

In the event this Agreement is terminated pursuant to this
Section 3.1, all compensation, benefits and other amounts payable to Employee under this Agreement shall terminate immediately. Prior to terminating Employee's employment pursuant to subparagraph (c) or (e) above, the Corporation will advise Employee in writing of any breach or other action that permits such termination and Employee shall have a period of thirty (30) days after such notice is given within which to cure such claimed breach or other action and the Corporation may not terminate his employment hereunder unless the same is not cured during that period. However, if the procedure contemplated by the preceding sentence is followed twice during the term of this Agreement, the preceding sentence shall not apply thereafter.

          3.2  Termination without Cause.    This Agreement may
be terminated at any time, without cause, by majority vote of the Corporation's Board of Directors. Such termination shall be effective upon written notice by the Corporation to Employee that this Agreement is terminated, but in such event, following Employee's execution and delivery of a General Release Agreement in a form acceptable to the Corporation for purposes of waiving and releasing any and all claims relating to or arising out of Employee's employment with the Corporation, Employee will be paid a "Severance Salary" in the amount of one (1) years' Basic Salary, as defined below. The Severance Salary shall be paid to Employee in bi-weekly installments, or in accordance with the

Corporation's regular pay schedule as determined from time to time by the Corporation, over a twelve (12) month period immediately following such termination (the "Severance Period"). Notwithstanding the foregoing, in the event that Employee obtains a new position of employment during the Severance Period (including any position of self-employment, and any position in connection with Employee's family farm business), then, for the remainder of the Severance Period, Employee shall be paid the remaining installments of the Severance Salary only to the extent that the amount of Severance Salary payable to Employee for that remaining portion of the Severance Period exceeds the amount of all earned income payable to Employee for the same period. Employee will use his best reasonable efforts to obtain a new position of employment following the termination or expiration of this Agreement in order to mitigate the amount of Severance Salary payable by the Corporation. The Severance Salary shall be in lieu of, and not in addition to, any other payments otherwise payable to Employee under this Agreement including severance payments to which senior management employees of the Corporation may be entitled pursuant to policies of the Corporation applicable to such employees or employees generally. In the event of any breach by Employee of Section 11, 12 or 13 below, Employee shall cease to be entitled to any payments pursuant to this Section (no limitation on any other remedies available to the Corporation being intended).

     SECTION 4.     Failure to Renew Agreement.

          If this Agreement is not renewed following the Initial three (3) year Term, then Employee shall be entitled to receive the Severance Salary described in Section 3.2 above, and on the same terms and conditions as described in Section 3.2 above, but only if the following additional terms and conditions are satisfied: (a) The failure to renew shall not be for any reason which would have enabled this Agreement to be terminated pursuant to Section 3.1 above; (b) Employee shall be ready, willing and able to renew this Agreement upon substantially the same terms and conditions as described herein; and (c) as of the close of the Corporation's 1998-99 fiscal year, the Corporation shall be profitable and shall have at least Two Million Dollars cash (or such lesser amount as may have been determined by the Corporation's Board of Directors). The Severance Salary shall be in lieu of, and not in addition to, any other payments otherwise payable to Employee under this Agreement including severance payments to which senior management employees of the Corporation may be entitled pursuant to policies of the Corporation applicable to such employees or employees generally. In the event of any breach by Employee of Section 11, 12 or 13 below, Employee shall cease to be entitled to any payments pursuant to this Section (no limitation on any other remedies available to the Corporation being intended).

     SECTION 5.     Sale of Corporation.

          In the event of a future disposition of the properties and business of the Corporation, substantially or as an entirety, by merger, consolidation, sale of assets, or otherwise, then the Corporation may assign this Agreement and all of its rights hereunder to the acquiring or surviving corporation; provided that such corporation shall assume in writing all of the obligations of the Corporation hereunder. If, as a result of such disposition, there is a substantial, material and adverse change in the terms or conditions of Employee's employment with the Corporation, then Employee will be entitled to terminate this Agreement upon no less than one hundred twenty (120) days' prior written notice to the Corporation, and to be paid the Severance Salary described in Section 3.2 above, and on the same terms and conditions as described in Section 3.2 above. In the event of such termination, the stock options granted to Employee pursuant to Section 9.2 below shall vest immediately. The Severance Salary shall be in lieu of, and not in addition to, any other payments otherwise payable to Employee under this Agreement including severance payments to which senior management employees of the Corporation may be entitled pursuant to policies of the Corporation applicable to such employees or employees generally. In the event of any breach by Employee of Section 11, 12 or 13 below, Employee shall cease to be entitled to any payments pursuant to this Section (no limitation on any other remedies available to the Corporation being intended).

     SECTION 6.     Duties.

          Employee hereby accepts employment by the Corporation for the term and upon the conditions set forth is this Agreement, and shall:

          (a) Render to the very best of his ability, on behalf of the Corporation, such duties and responsibilities as may be determined by the Board of Directors of the Corporation, carrying out such duties and assignments in accordance with policies, By-laws, and directives of the Corporation from time to time established; and

          (b) Devote his full time, energy, and skill to his assigned duties as Chief Executive Officer, at such place or places and on such days as well as the hours during the day as the Corporation's Board of Directors may direct, in the Corporation's best interests. The Corporation acknowledges, however, that Employee may be required to devote occasional periods of working time to transitional responsibilities with respect to Employee's past employment, or in connection with litigation to which Employee's past employer is a party. Employee will use his best efforts to carry out such responsibilities in a manner and at a time that will cause as little interference as possible with the duties to be performed by Employee on behalf of the Corporation. Employee further agrees that he shall hold no outside position, including any position of self-employment (other than any occasional responsibilities involving Employee's family farm business so long as such responsibilities do not interfere with the duties to be performed by Employee under this Agreement), without the prior written consent of the Board of Directors of the Corporation (which consent, as to any part-time directorship on the Board of Directors of any charitable organization, will not be unreasonably withheld). Employee shall serve without additional compensation if elected or appointed to one or more additional offices or as a director of the Corporation, or any subsidiary or affiliate of the Corporation.

     SECTION 7.     Representations and Warranties of Employee.

          7.1   Employee's resume attached hereto and
incorporated by reference herein is complete, true, and accurate.

          7.2 Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Corporation hereunder.

          7.3 Employee is under no physical or mental disability that would hinder the performance by him of his duties under this Agreement.

          7.4 Employee has not been charged with, convicted of, or pleaded nolo contendere to a felony or any offense involving moral turpitude.

          7.5  The information contained in the attached
Litigation and Bankruptcy Certification is true and correct and may be relied upon by the Corporation.

     SECTION 8.     Compensation.

          8.1 Basic Salary. For all services to be rendered by Employee to the Corporation during the term of this Agreement, the Corporation agrees to pay Employee annually, in addition to the compensation described in Section 8.2 and the benefits described in Section 9, an annual "Basic Salary" of Two Hundred Ninety-Five Thousand Dollars ($295,000). The Basic Salary shall be paid to Employee in bi-weekly installments, or otherwise in accordance with the Corporation's regular pay schedule, as determined from time to time by the Corporation, and subject to appropriate deductions for taxes and other amounts required to be withheld under the applicable federal and state withholding laws.

          8.2 Performance Bonus. In addition to the Basic Salary, Employee will be paid an annual "Performance Bonus", with respect to each fiscal year during which this Agreement is in effect, in an amount equal to five percent (5%) of the total "Pre-tax Profits" (as hereinafter defined) of the Corporation for the applicable fiscal year. "Pre-tax Profits" shall mean the pre-tax profits of the Corporation before making provision for Federal and other income taxes and before deduction of the Performance Bonus payable pursuant to this Section 8.2, and any similar bonus compensation payable to Michael J. Miller or George Miller pursuant to each of their employment agreements with the Corporation. The determination of Pre-tax Profits and all other auditing determinations shall be made by the independent public accountants retained by the Corporation (whose decisions shall be final and binding upon Employee and the Corporation) and shall be made in accordance with generally accepted accounting principles. The Performance Bonus shall be payable with respect to each fiscal year only if this Agreement is in full force and effect on the last day of such fiscal year. The Performance Bonus shall be paid after the Corporation's receipt of its audited financial statements for the applicable fiscal year (which date of receipt is hereinafter referred to as the "Audit Receipt Date"), after deduction for taxes and other ordinary payroll deductions. At the Corporation's sole option, the Performance Bonus shall be paid in either a) one (1) installment within thirty (30) days after the Audit Receipt Date, or b) in two (2) equal installments, the first of which shall be paid within thirty (30) days after the Audit Receipt Date, and the second of which shall be paid within sixty (60) days after the Audit Receipt Date.

     SECTION 9.     Benefits.

          9.1. Medical Insurance. The Corporation shall provide Employee with the same major medical insurance coverage, and on the same financial terms, as that provided to other employees of the Corporation; provided however, that Employee's insurance coverage shall begin immediately upon the Commencement Date.

          9.2   Stock Options.

          A. Non-Qualified Stock Options. Subject to the following terms and conditions, Employee is hereby granted seventy-five thousand (75,000) non-qualified stock purchase options (the "Non-Qualified Options"), each of which shall entitle Employee to purchase one (1) share of the Corporation's common stock at a purchase price equal to the fair market value per share as of the date hereof (defined as the average of the bid and asked price per share on the Nasdaq SmallCap Market on the last trading day prior to the date hereof). Employee's Non-Qualified Options will vest in accordance with the following schedule (the following dates being hereinafter referred to as the "Vesting Dates"), provided that this Agreement (or any renewal thereof) is in full force and effect on the applicable Vesting Date, and Employee is not in default, as of such date, of any obligation on his part to be performed under this Agreement.


          First Anniversary of Commencement Date  16,667 options
          Second Anniversary of Commencement Date 41,667 options
          Third Anniversary of Commencement Date  16,666 options

          TOTAL                                   75,000 options

          B. Incentive Stock Options. In addition to the Non-Qualified Options, as of the Commencement Date of this Agreement, Employee will be granted twenty-five thousand (25,000) Incentive Stock Purchase Options (the "ISOs"), each of which shall entitle Employee to purchase one (1) share of the Corporation's common stock at a purchase price equal to the fair market value per share as of the Commencement Date hereunder (defined as the average of the bid and asked price per share on the Nasdaq SmallCap Market on the last trading date prior to the Commencement Date hereof). The ISOs will vest as of December 31, 1996, provided the Commencement Date has occurred on or before such date, this Agreement is in full force and effect as of such date, and Employee is not in default as of such date of any obligation on his part to be performed under this Agreement. In the event that the Commencement Date does not occur until calendar year 1997, then the ISOs will vest as of December 31, 1997, provided the Commencement Date has occurred on or before such date, this Agreement is in full force and effect as of such date, and Employee is not in default as of such date of any obligation on his part to be performed as of such date.

          C.   Additional Stock Options.     It is the intention
of the Company and Employee that, in addition to the Non-Qualified Stock Options and ISOs described above, Employee will be granted one hundred thousand (100,000) additional stock purchase options (the "Additional Stock Options"). However, the proposed grant of the Additional Stock Options is subject to the stockholders of the Corporation first approving a proposed amendment (the "Amendment") to the Corporation's 1995 Incentive Compensation Plan (the "Plan") for purposes of increasing the total number of securities available to be issued under the Plan from 100,000 to 300,000. It is anticipated that the Amendment will be presented to the Corporation's stockholders on approximately January 28, 1997. In the event that the Amendment is so approved, then Employee shall be granted the Additional Stock Options as of the date the Amendment is approved or on the Commencement Date of this Agreement, whichever last occurs. The grant of the Additional Stock Options shall be subject to the following additional terms and conditions: Employee will be granted the option to purchase the Corporation's common stock pursuant to the Additional Stock Options at a purchase price equal to the fair market value per share as of the date of the grant (defined as the average of the bid and asked price per on the Nasdaq SmallCap Market on the last trading date prior to the date of the grant). The Additional Stock Options will vest in accordance with the following schedule, provided that this Agreement (or any renewal thereof) is in full force and effect on the applicable vesting date, and Employee is not in default, as of such date, of any obligation on his part to be performed under this Agreement:

                                                 Additional
                                              Stock Options

          First Anniversary of Commencement Date    25,000
          Second Anniversary of Commencement Date   25,000
          Third Anniversary of Commencement Date    25,000
          January 1 of calendar year immediately
                following the calendar year in
                which Third Anniversary of Commencement
                Date occurs                         25,000

               TOTAL                              100,000

Notwithstanding the foregoing, in the event that this Agreement is not renewed immediately following the expiration of the Initial Term, then the 25,000 stock options which would otherwise vest on January 1 of the first calendar year immediately following the calendar year in which the third anniversary of the Commencement Date occurs, shall instead vest on the third anniversary of the Commencement Date (provided that this Agreement is in full force and effect on such date, and Employee is not in default, as of such date, of any obligation on his part to be performed under this Agreement). The Additional Stock Options shall be deemed "Incentive Stock Options" to the maximum extent permitted by Federal law. To the extent that any of the Additional Stock Options fail to qualify as Incentive Stock Options, they shall be treated as non-qualified stock options.

          D. In the event the stockholder approval to the Amendment is not obtained by January 28, 1997 or within 60 days thereafter, then the Corporation will issue 100,000 shares of "phantom stock" to Employee for purposes of granting to Employee substantially the same financial benefits as those that would have been granted to Employee pursuant to the Additional Stock Options. The phantom stock shall be issued pursuant to a phantom stock agreement to be prepared by Employee's legal counsel at Employee's sole expense, which agreement shall be, in form and substance, acceptable to the Corporation and its counsel.

          E. The stock purchase options to be granted to Employee pursuant to the provisions of this Section 9.2 shall be subject to all of the terms and conditions of the Plan as well as the stock option agreements to be entered into between the Company and Employee with respect to such options. Employee further acknowledges and agrees that (i) his purchase of any shares pursuant to such options shall not entitle him to continued employment by the Corporation or affect the Corporation's right to terminate his employment and (ii) his investment in those shares shall not be taken into account in determining the damages, if any, which he would be entitled to recover upon the Corporation's termination of his employment in contravention of, or upon any other breach of, this Agreement.

          9.3. Vacation Time. During the first year of this Agreement, Employee shall be entitled to three (3) weeks' paid vacation time. In subsequent employment years, additional paid vacation time may be negotiated between the Employee and the Corporation. Any unused vacation time shall be deemed forfeited by Employee.

          9.4. Automobile.    Throughout the term of this
Agreement, Employee will be entitled to the use of an automobile which is owned or leased by the Corporation (the "Company Car"). All expenses relating to maintaining and insuring the Company Car will be paid for by the Corporation except for the cost of gasoline. The cost of gasoline will be reimbursed or paid for by the Corporation only to the extent it relates to Employee's business use of the Company Car.

          9.5. Life Insurance.     Throughout the term of this
Agreement, the Corporation shall provide life insurance coverage for Employee in the amount of One Million Dollars; provided however, that in no event shall the Corporation be required to expend more than Four Thousand Dollars ($4,000) annually for such insurance. Such insurance shall be purchased from a reputable insurance company to be determined by the Corporation in its sole discretion; provided, however, that if the Corporation is unable to obtain a policy from a company other than that which currently insures Employee, then the insurance coverage will be continued with the existing company (subject, however, to the $4000 limitation described above).

          9.6. Sickness and Disability. During any period that Employee fails to perform his duties as a result of incapacity due to physical or mental illness, the Corporation shall continue to pay to Employee his Basic Salary and continue all current employment and executive benefits, incentive compensation and bonuses, to and until the Employee's date of termination; provided, however, that such payments made during the period of the Employee's incapacity shall be reduced by the sum of amounts payable to the Employee, if any, pursuant to any disability plans maintained by the Corporation or its subsidiaries or affiliates.

          9.7. Additional Benefits.     Employee will be entitled
to any additional employee benefits as may be offered by the Corporation from time to time to its full-time employees and executives, on such terms and conditions as may be established by the Board of Directors for such employees and executives. It is specifically understood and agreed that the Corporation reserves the right, in its sole discretion, to modify, amend or eliminate any or all of the additional employee benefits.

     SECTION 10.  Business Expenses.

          Employee is authorized to incur reasonable travel, entertainment, or other out-of-pocket expenses in connection with Employee's exercise of Employee's duties under this Agreement, which expenses shall be reimbursed by the Corporation on a timely basis. It is intended by the Corporation and Employee that all such expenses shall be ordinary and necessary expenses incurred in connection with the duties of Employee under this Agreement. The Corporation may establish guidelines pertaining to Employee's authorization to incur business expenses on behalf of the Corporation and Employee agrees to comply with all of the Corporation's standard policies relating to verification of such expenses.

     SECTION 11. Confidentiality.

          11.1. Employee acknowledges that, in and as a result of Employee's employment by the Corporation, Employee will have access to and knowledge of sensitive or proprietary information which is of value to the business of the Corporation and its subsidiaries and affiliates (collectively, the "Confidential Information"). The Confidential Information might consist of, but is not limited to, trade secrets, present or contemplated techniques and modes of business operations, systems, concepts, curriculum designs, computer programs, sales techniques, procedures, manuals, financial data, inventions and patentable concepts, employment and salary data, marketing data, demographic studies, prospective site information, names, addresses and telephone numbers of current and prospective franchisees, confidential reports and lists of franchisees' clients.

          11.2. For the compensation paid to Employee for services to be rendered by Employee under this Agreement (it being understood and agreed by the parties hereto that such compensation shall also be paid and received in consideration hereof), Employee agrees that he shall not, at any time during or following the term of employment by the Corporation, directly or indirectly, divulge or disclose, for any purpose whatsoever, any of the Confidential Information, or use the Confidential Information in any way except in the performance of work for the Corporation.

     SECTION 12.    Property Rights of the Corporation.

          Employee agrees that the Corporation shall be the sole owner of and have exclusive rights to all work products, such as marketing materials, business plans, manuals, handbooks, plans and specifications, designs, development plans, computer programs, documentation and media, drawings, prospective site information, lead lists, curriculum materials, inventions, patentable concepts, and any other materials developed or acquired by the Employee in connection with all work performed for the Corporation.

     SECTION 13.    Covenant Not to Compete.

          13.1. During the term of Employee's employment with the Corporation, during any period during which the Employee is receiving payments from the Corporation or any of its subsidiaries or affiliates, and for a period of two (2) years immediately following the expiration of this Agreement or the termination of the Employee's employment with the Corporation for any reason whatsoever, Employee will not, within the United States of America, Canada or abroad, directly or indirectly, engage in, advise, lend money to, guarantee the debts or obligations of or permit his name to be used in, whether as an employee, partner, owner, principal, agent, stockholder, officer, director, guarantor, creditor or other representative, any business which (i) operates children's day care centers, (ii) offers for sale a franchise for the operation of children's day care centers, (iii) operates a wholesale or retail school supply and equipment distribution business, or (iv) which competes in any other manner with the products sold or services provided by the Corporation or any of its subsidiaries or affiliates (collectively, the Companies). Employee will be allowed to purchase or own stock in a publicly held corporation if the Employee's holdings do not exceed one percent (1%) of the outstanding capital stock of such corporation.

          13.2. During the term of Employee's employment with the Corporation, during any period during which the Employee is receiving payments from any of the Companies, and for a period of two (2) years immediately following the expiration of this Agreement or the termination of the Employee's employment with the Corporation for any reason whatsoever, Employee will not, within the United States of America, Canada or abroad, directly or indirectly, interfere with or attempt to disrupt the relationship, contractual or otherwise, between the Companies and any of their employees, franchisees or others trading under the

"Kiddie Academy" tradename, or solicit an employee of the Companies to terminate employment with the Companies and become self-employed or employed with others.

     SECTION 14.    Enforcement.

          14.1. Accounting for Profits. Employee agrees that, if Employee shall violate any of the covenants or agreements under Sections 11 through 13 of this Agreement, such action shall be cause for dismissal and the Corporation shall be entitled to an accounting and repayment of all losses to the Corporation as a result of, growing out of, or in connection with any such violation. If monetary damages are extremely difficult to ascertain and may not compensate the Corporation for the harm which has resulted from such a violation, then the Corporation may be entitled to all profits, compensation, commissions, remunerations or benefits which the Employee directly or indirectly has realized as a result of such violation. If such violation occurs after this Agreement is terminated, Employee shall be additionally liable to the Corporation for the amount of any Severance Salary paid to Employee prior to the date of the violation (no limitation on any other damages or remedies available to the Corporation being intended).

          14.2.     Enforcement.   In addition to the remedies
described in Section 14.1 above, in the event of the actual or threatened breach of the provisions of Sections 11 through 13 of this Agreement, the Corporation shall be entitled to an injunction restraining the Employee therefrom and the Employee does hereby consent to the jurisdiction of a court of equity.
The remedies described herein shall be in addition to and not in limitation of any other rights or remedies to which the Corporation is or may be entitled at law or in equity or under this Agreement. In the event the Corporation seeks to enforce any of the provisions contained in Section 11 through 13 of this Agreement, the Employee shall be obligated to reimburse the Corporation for all of its costs and expenses associated with the enforcement of any of these provisions, including, but not limited to, attorneys' fees, experts' fees and court costs, but only if the Corporation prevails in any litigation brought by the Corporation with respect to these provisions, or reaches a favorable out of court settlement with respect thereto.

          14.3.     Reasonableness of Restrictions.    The
Employee has carefully read and considered the provisions of Sections 11 through 13 hereof and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors and other employees. Employee acknowledges that the broad geographical scope of the covenant not to compete set forth in Section 13 is required because the Corporation's business can be equally broad in scope. Such covenant not to compete on the part of Employee will be construed as an agreement independent of any other provision of this Agreement. The existence of any claim, dispute or cause of action of Employee against the Corporation, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Corporation of the covenant not to compete.

          14.4 Severability.  The provisions of this Agreement
(including particularly, but not limited to, the provisions of Section 11 through 13 hereof) shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

          14.5.  Court's Right to Modify.    If any court or
tribunal of competent jurisdiction shall refuse to enforce one or more of the agreements or covenants in Section 13 because the scope, geographical area and/or time limitation applicable thereto is deemed unreasonable, it is expressly understood and agreed that such covenant or covenants shall not be void but that for the purpose of such proceedings the restrictions contained therein (whether as to geographic area, scope of business or otherwise) shall be deemed to be reduced, and the parties request that such court make such reduction, to the extent necessary to permit the enforcement of such covenant or covenants.

     SECTION 15.    Litigation Assistance.

          The Employee shall, upon reasonable notice, furnish such information and assistance to the Corporation as may reasonably be required by the Corporation in connection with any litigation in which it or any subsidiary or affiliate is or may become a party.

     SECTION 16.  Key Man Insurance.

          The Corporation shall have the right to purchase such policies or insurance on the life of the Employee as may be determined by the Corporation in its sole discretion and as may be available, at the sole cost and expense of the Corporation, and naming the Corporation as owner and beneficiary, and the Employee shall cooperate in the placement thereof.

     SECTION 17.  Construction of Agreement.

          The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of Maryland. The invalidity or unenforceability of any provisions of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

     SECTION 18.  Entire Agreement.

          This Agreement contains the entire understanding between the parties hereto and supersedes all other oral and written agreements or understandings between them. No modification or addition hereto or waiver or cancellation or any provision shall be valid except by a writing signed by the party charged therewith. No waiver of any term or condition of this Agreement shall be deemed a continuing or further waiver of the same or any other term or condition of this Agreement.

     SECTION 19.  Assignment.

          This Agreement shall bind and inure to the benefit of the Corporation and its successors and assigns; this Agreement shall bind and inure to the benefit of Employee, Employee's heirs, guardians and personal and legal representatives. Neither this Agreement nor any part hereof shall be assigned by Employee without the Corporation's express written consent.

     SECTION 20.  Notices.

          All notices and communications hereunder shall be in writing and shall be deemed given when sent postage prepaid by registered or certified mail, return receipt requested, or by Airborne Express, or other overnight courier, and, if intended to the Corporation, shall be addressed to it to the attention of Board of Directors and Chairman at 108 Wheel Road, Bel Air, Maryland 21015 (or at such other address of which the Corporation shall have given notice to Employee in the manner herein provided), and if intended for the Employee shall be addressed to him at P.O. Box 335, Barnesville, Maryland 20838 (or at such other address of which Employee shall have given notice to the Corporation in the manner herein provided), or hand-delivered to Employee if Employee acknowledges receipt by initialling a copy of such notice or communication.

     SECTION 21.  Further Assurances.   Each of the parties
hereto shall do or cause to be made, done and executed, all such further and other things, acts, deeds, documents, conveyances and assurances as may be necessary or reasonably required to carry out the intended purpose of this Agreement fully and effectually.

     SECTION 22. Construction. Where the singular or masculine are used in this Agreement, the same shall be construed as being the plural or feminine or neuter and vice versa, where the context so requires or permits.

     SECTION 23. Headings The headings of sections of this Agreement are inserted for purposes of convenience of reference only and shall not affect the construction or meaning of any provision of this Agreement.

     SECTION 24.  Governing Law.  This Agreement shall be
governed, construed and enforced in accordance with the laws of the State of Maryland.

     SECTION 25. Ratification by Board of Directors. This Agreement is specifically contingent upon its ratification by the Corporation's Board of Directors within forty-eight (48) hours after the date on which this Agreement is executed by the Corporation and Employee. In the event such ratification is not obtained within the aforesaid forty-eight (48) hour time period, then it shall automatically terminate and be of no further force and effect, in which event neither Employee nor the Corporation shall have any further liability to the other hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the day and year first above written.


WITNESS/ATTEST:               KIDDIE ACADEMY INTERNATIONAL, INC.


___________________________   By:/s/GEORGE MILLER          (SEAL)
                                   George Miller, Chairman
                                   Employer

WITNESS:


____________________________       /s/ ANGELO D. BIZZARRO  (Seal)
                                   Angelo D. Bizzarro
                                   Employee

cls/ka.476
10.15.96
BA3DOCS1/0046947.01